EXHIBIT 99.2
UNAUDITED CONDENSED COMBINED PRO FORMA
FINANCIAL DATA
     The following tables present our unaudited condensed combined pro forma financial data for the fiscal year ended January 1, 2005 and the six month period ended July 2, 2005, and our consolidated condensed balance sheet as of July 2, 2005 as reported in our quarterly report on form 10-Q for the period ended July 2, 2005 as filed on August 16, 2005 with the Securities and Exchange Commission.
     The unaudited condensed combined pro forma statements of operations data for the fiscal year ended January 1, 2005, in the table below entitled “For the Year Ended January 1, 2005 — Pro Forma for Chambers Belt Acquisition,” combine the adjusted pro forma statement of operations of Phoenix Footwear for the fiscal year ended January 1, 2005 with the audited statement of earnings for Chambers Belt for its fiscal year ended December 31, 2004. We reported unaudited condensed combined pro forma financial data for the fiscal year ended January 1, 2005 which included the Altama acquisition that took place on July 19, 2004, in note 7 of our 10-K/A amended annual report filed on May 24, 2005, as if the acquisition took place at the beginning of 2004. We have updated certain amounts in these pro forma results for the fiscal year ended January 1, 2005 as indicated herewith in this 8-K filing.
     The pro forma financial data for the six month period ended July 2, 2005, in the table below entitled “For the Six Month Period Ended July 2, 2005 — Pro Forma for Chambers Belt Acquisition”, combines the unaudited statement of operations of Phoenix Footwear as of and for the six months ended July 2, 2005 with the unaudited statement of earnings of Chambers Belt for the six month period ended June 28, 2005.
     The financial data as of July 2, 2005 in the table below entitled “As of July 2, 2005 – Phoenix Footwear Consolidated Condensed Balance Sheet”, presents the consolidated condensed balance sheet as of July 2, 2005, of Phoenix Footwear including those net assets acquired in the June 28, 2005 acquisition of Chambers Belt.
     On June 28, 2005, the Company acquired substantially all of the assets of Chambers Belt Company for approximately $21.5 million, plus contingent earn-out payments subject to Chambers Belt meeting certain post-closing sales requirements. As part of the transaction, the Company incurred approximately $1.3 million in acquisition related expenses and entered into a $3.0 million non-compete agreement with four of Chambers Belt’s stockholders and officers, which increased the net purchase price. Payment of the purchase price at closing was made by delivery of $20.5 million in cash, and 374,462 shares of common stock valued at $2.0 million.
     On July 19, 2004, we purchased all of the outstanding capital stock of Altama Delta Corporation for approximately $37.8 million, plus an earnout payment of $2.0 million that is subject to Altama meeting certain sales requirements. As part of the transaction, we refinanced Altama’s indebtedness of approximately $1.7 million and incurred approximately $740,000 in acquisition related expenses which increased the net purchase price. Payment of the purchase price at closing was made by delivery of $35.5 million in cash, and 196,967 shares of common stock valued at $2.5 million. Under the terms of the stock purchase agreement, we agreed to pay W.Whitlow Wyatt, the former owner of Altama, $2.0 million in consideration for a five-year covenant-not-to-compete and other restrictive covenants. We also entered into a two-year consulting agreement with Mr. Wyatt which provides for an annual consulting fee of $100,000.
     On June 28, 2005, the Registrant and Manufacturers and Traders Trust Company (“ M&T ”) entered into a Credit Facility Agreement (the “Credit Agreement ”). This agreement replaced the Registrant’s prior credit agreement with M&T for a $52.0 million credit facility. M&T acted as lender and administrative agent under the Credit Agreement. The Credit Agreement, among other things, establishes up to a $24.0 million revolving credit facility, a $5.0 million swing line loan and a $28.0 million term loan. The revolver has an interest rate of LIBOR plus 3.0%, or the prime rate plus .375%. The term loan has an interest rate of LIBOR rate plus 3.5%. This is an increase of approximately $19.0 million over the prior credit facility with the bank. The borrowings under the Credit Agreement are secured by a blanket security interest in all the assets of the Registrant and its subsidiaries. The credit facility expires on June 30, 2010 and all borrowings under that facility are due and payable on that date. The Registrant’s availability under the revolving credit facility will be $24.0 million (subject to a borrowing base formula). The Credit Agreement includes a borrowing base formula with inventory caps, and financial covenants requiring the Registrant not to exceed certain average borrowed funds to EBITDA ratios and cash flow coverage ratios. The unaudited condensed combined pro forma statement of operations is based on estimates and assumptions. These estimates and assumptions have been made solely for purposes of developing this pro forma information, which is presented for illustrative purposes only and is not necessarily indicative of the combined statements of operations or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods. The pro forma financial statements do not include any adjustments related to any restructuring charges, profit improvements, potential costs savings, or one-time charges which may result from these transactions or the final result of valuations of inventories, property, plant and equipment, intangible assets, debt and other obligations. The information below does not include cost savings and operational synergies that we expect to achieve upon fully consolidating these acquisitions.
     This information should be read together with the audited and unaudited historical financial statements for us and Chambers Belt included in this filing.

For the Year Ended January 1, 2005 — Pro Forma for Chambers Belt Acquisition
(unaudited)

					Phoenix Footwear
		Chambers Belt			and
		Year Ended	Pro Forma		Chambers Belt
	Phoenix Footwear (1)	December 31, 2004	Adjustments		Acquisition
	(in thousands, except share and per share data)
Consolidated Statement of Income Data
Net sales	$100,899	$38,222	$—		$139,121
Cost of goods gold	61,880	23,911	—		85,791

Gross profit	39,019	14,311	—		53,330
Operating Expenses:
Selling, general and administrative expenses	26,874	11,760	884	(2)	39,518
Other (income) expense, net	1,065	36			1,101

Total operating expenses	27,939	11,796	884		40,619

Operating income	11,080	2,515	(884)		12,711
Interest expense	1,191	260	605	(3)	2,056

Earnings (loss) before income taxes	9,889	2,255	(1,489)		10,655
Income tax expense	4,153	—	322	(4)	4,475

Net earnings (loss)	$5,736	$2,255	$(1,811)		$6,180

Net earnings per share
Basic	$0.77				$0.79
Diluted	$0.73				$0.75

Weighted average number of shares used in per share calculations
Basic	7,437,790		374,462	(5)	7,812,252
Diluted	7,824,540		374,462	(5)	8,199,002
For the Six Month Period Ended July 2, 2005 — Pro Forma for the Chambers Belt Acquisition
(Unaudited)

					Pro Forma
					Phoenix Footwear
		Chambers Belt			and
		Six Month Period	Pro Forma		Chambers Belt
	Phoenix Footwear	Ended June 28, 2005	Adjustments (6)		Acquisition
	(in thousands, except share and per share data)
Consolidated Statement of Income Data
Net sales	$41,753	$16,780			$58,533
Cost of goods gold	25,323	10,102			35,425

Gross profit	16,430	6,678	—		23,108
Operating Expenses:
Selling, general and administrative expenses	14,608	5,457	442	(7)	20,507
Other (income) expense, net	615	457	(457	)(8)	615

Total operating expenses	15,223	5,914	(15)		21,122

Operating income	1,207	764	15		1,986
Interest expense	965	183	486	(9)	1,634

Earnings (loss) before income taxes	242	581	(471)		352
Income tax expense (benefit)	102	—	46	(4)	148

Net earnings (loss)	$140	$581	$(517)		$204

Net earnings per share
Basic	$0.02				$0.03
Diluted	$0.02				$0.02

Weighted average number of shares
Basic	7,532,290		374,462	(5)	7,906,752
Diluted	7,909,540		374,462	(5)	8,284,002

PHOENIX FOOTWEAR GROUP, INC.
BALANCE SHEET
AT JULY 2, 2005
(unaudited)

ASSETS
CURRENT ASSETS:
Cash	$670,000
Accounts receivable (less allowances of $1,137,000)	15,288,000
Inventories — net	32,228,000
Other receivable	38,000
Other current assets	3,555,000
Deferred income tax asset	255,000

Total current assets	52,034,000
PLANT AND EQUIPMENT — Net	4,054,000
OTHER ASSETS:
Other assets — net	1,178,000
Goodwill	41,559,000
Unamortizable intangibles	17,975,000
Intangible assets, net	10,209,000

Total other assets	70,921,000

TOTAL ASSETS	$127,009,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$8,173,000
Accrued expenses	3,649,000
Notes payable — current	2,200,000
Other current liabilities	1,000,000

Total current liabilities	15,022,000
OTHER LIABILITIES:
Notes payable — noncurrent	25,800,000
Note payable, line of credit	20,650,000
Other long-term liabilities	3,054,000
Deferred income tax liability	9,263,000

Total other liabilities	58,767,000

Total liabilities	73,789,000
STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value — 50,000,000 shares authorized; 8,367,000 shares issued	84,000
Additional paid-in-capital	45,763,000
Retained earnings	8,444,000

54,291,000

Less: Treasury stock at cost, 378,000 shares	-1,071,000

Total stockholders’ equity	53,220,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$127,009,000

(1)	We reported unaudited condensed combined consolidated statements of operations data for the fiscal year ended January 1, 2005 pro forma for the Altama acquisition that took place on July 19, 2004 in note 7 of our Annual Report on Form 10-K/A for the fiscal year ended January 1, 2005 and filed on May 24, 2005. Altama’s results were included as if the acquisition had occurred on January 1, 2004. We have made the following adjustments to those numbers as previously reported:
•	We have increased pro forma interest expense by $237,000 on acquisition debt of approximately $10,000,000 as if the debt was outstanding through the pro forma period indicated at an assumed rate of 4.62% which reflects the Company’s cost of debt during the pro forma period.

•	We have decreased pro forma income taxes by $134,000 based on the adjusted earnings before income taxes at an assumed effective tax rate of 42%.
(2)	The pro forma adjustment of $884,000 to intangible assets are comprised of approximately $284,000 representing the amortizable portion of the excess purchase price over the net book value resulting from the Chambers Belt acquisition and $600,000 resulting from amortization of a $3,000,000 non-competition agreement. Management’s preliminary estimate of the excess purchase price over the net book value resulting from the Chambers Belt acquisition is approximately $14,182,000 excluding the identifiable intangible asset related to the non-compete agreement of $3,000,000. Based on historical acquisitions of the Company, management estimates that 20% or $2,836,000 of the excess purchase price over the net book value resulting from the Chambers Belt acquisition will be amortized over an average of 10 years. The Company entered into a non-competition agreement dated as of the closing date with four of Chambers Belt’s stockholders and officers which provides for aggregate payments to the four stockholders of $3,000,000 over five years.

(3)	Represents pro forma interest expense on acquisition debt of approximately $20.6 million as if the debt, net of periodic payments, was outstanding throughout the pro forma periods indicated, at an assumed interest rate of 4.62%.

(4)	Based on a 42% effective tax rate, which assumes our current operations, corporate structure and asset base remain constant. Chambers Belt had elected to be taxed as an S Corporation under the provisions of the Internal Revenue Code, and was not subject to federal income tax.

(5)	Represents 374,462 shares issued in the Chambers Belt acquisition.

(6)	We reported unaudited condensed combined statements of operations data for the six months ended July 2, 2005 pro forma for the Chambers Belt acquisition that took place on June 28, 2005 in note 10 of our Quarterly Report on Form 10-Q for the period ended July 2, 2005 and filed on August 16, 2005. Chambers Belt’s results were included as if the acquisition had occurred on January 2, 2005. We have included additional pro forma adjustments in this 8-K/A filing as described in notes 7, 8, and 9 below.

(7)	The pro forma intangible asset amortization of $442,000 is comprised of $300,000 resulting from amortization of the non-competition agreement related to the acquisition (see note 2 above for discussion on the agreement) and $142,000 of amortization related to other intangibles acquired from Chambers Belt (see note 2 above for discussion on amortization of intangibles).

(8)	The pro forma adjustments of $457,000 are comprised of $342,000 in transaction related costs and $115,000 in receivables that were written off prior to close of the acquisition. These are non-capitalizable nonrecurring expenses recognized as a result of the transaction which we do not believe Chambers Belt will incur after the transaction.

(9)	Represents pro forma interest expense on acquisition debt of approximately $20.6 million as if the debt, net of periodic payments, was outstanding throughout the pro forma periods indicated, at an assumed interest rate of 6.56%.